Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 16th day of November, 2015 (the “Effective Date”) between IDI, INC., a Delaware corporation (“Company”) having an office at 2650 N. Military Trail, Suite 300, Boca Raton, FL 33431, and MICHAEL BRAUSER (“Executive”), having an address of 3164 NE Ave, Lighthouse Point, Florida 33064.

WHEREAS, Company desires to employ Executive and Executive desires to accept such employment by Company on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment by Company, upon the terms and conditions set forth below.

2. Term. Subject to the provisions for termination herein provided, the employment of Executive shall commence as of the Effective Date and shall continue for an initial term of five (5) years. Upon expiration of the initial five (5) year term, this Agreement shall be automatically extended for successive one-year terms unless either party gives the other party hereto six (6) months written notice of such termination prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement (the initial term and any successive terms shall hereinafter be referred to as the “Term”). Termination of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the termination of this Agreement and the termination of the Executive’s employment with the Company.

3. Duties and Responsibilities.

3.1 Executive shall have the position of Executive Chairman of the Board of Directors (the “Board”) of Company and in connection therewith, Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by or under the authority of the Board, and, in the absence of such assignment, such duties customary to such office as is necessary to the operations of Company.

3.2 Executive’s employment by Company shall be full-time, and during the Term, Executive agrees that he will devote his business time and attention, his best efforts, and all of his skill and ability to promote the interests of Company. Notwithstanding the foregoing, Executive shall be permitted to devote up to thirty-three percent (33%) of his business time to such other business activities that Executive desires, and/or engage in charitable and civic activities and/or manage his personal passive investments; provided, however, that such activities (individually or collectively) (a) do not interfere in any material respect with the performance of his duties or responsibilities under this Agreement and (b) do not injure the reputation, business or business relationships of Company or any of its affiliates as determined by Company in good faith.

3.3 Executive’s services hereunder shall be substantially performed in South Florida, subject to necessary travel requirements of his position and duties hereunder.

3.4 Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. Executive shall act in accordance in all material respects with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

3.5 In addition to his employment hereunder, Executive is also serving on the Company’s Board. Executive’s membership or continued membership on the Company’s Board shall be determined solely in accordance with the bylaws of the Company and shall not be affected by this Agreement. In the event Executive’s employment hereunder is terminated prior to the expiration of Executive’s then-current schedule term as a member of the Board, Executive shall be permitted to remain as a non-employee member of the Board (but not as an executive or other employee of the Company) through the end of such term (and thereafter, if re-elected to the Board in accordance with the Company’s bylaws); provided, however, that except as set forth herein, Executive shall not be entitled to any compensation hereunder following the expiration of the Term, and Executive’s compensation after the end of the Term shall generally be limited solely to any compensation normally paid by the Company to non-employee directors. Conversely, in the event Executive’s membership on the Board ceases prior to the expiration of the Term, such cessation of Board service shall not affect Executive’s employment hereunder; provided, however, that the Company and Executive agree in good faith to establish a new job title for Executive that reflects his cessation of service on the Board.

4. Compensation.

4.1 Base Salary. Subject to Section 12 hereof, during the Term, Company shall pay Executive Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per annum (the “Base Salary”) in accordance with Company’s customary payroll practices as in effect from time to time, but in no event less frequently than monthly.

4.2 Restricted Stock Units. Company shall issue to Executive restricted stock units (the “RSUs”) representing Executive’s right to receive 5 million shares of Company common stock provided, that, the issuance of shares of the Company’s common stock underlying the RSUs will be subject to stockholder approval of such issuance in accordance with the rules of the NYSE MKT. The Company hereby covenants that is shall submit the issuance of such shares for approval by the Company’s stockholders at the Company’s next Annual Meeting of Stockholders, and if not then approved, the Company and Executive shall work together in good faith to resubmit such issuance to the Company’s stockholders at such time or times as may be mutually agreeable to the parties. The RSU shall be documented on an award agreement which shall conform to the terms and conditions set forth in this paragraph (the “Award Agreement”). The RSUs shall be subject to ratable vesting over a four year period pursuant to the terms of the Award Agreement; provided however that no portion of the RSUs shall vest unless and until the Company has, for any fiscal year in which the RSUs are outstanding, gross revenue determined in accordance with the Company’s audited financial statements in excess of $100 million for such fiscal year and positive EBITDA (also as determined based on the Company’s audited financial statements) for such fiscal year, after subtracting all charges for equity compensation paid to executives or other service providers to the Company. In addition, the RSUs shall vest immediately upon: (i) a Change in Control (as defined below), (ii) a termination of Executive’s employment by Company without Cause (as defined below), (iii) a termination of employment by Executive for Good Reason (as defined below), or (iv) the Executive’s death or disability (as defined below). Shares of Company’s Common Stock shall generally be issued with respect to the vested RSUs upon the earlier of: (i) a Change in Control, or (ii) Executive’s “separation from service” as defined for purposes of Code Section 409A; provided, however, that the delivery of shares shall be delayed until the earlier of (A) six months following separation form service, or (B) the Executive’s death, if necessary to comply with the requirements of Code Section 409A. The Award Agreement shall provide that Executive may, at his option and in accordance with Code Section 409A, elect to satisfy any and all tax withholdings (including any FICA and related income tax withholding that may apply on the vesting, as opposed to settlement, of the RSUs) by having the Company withhold a number of shares having a fair market value equal to the minimum amount of such tax withholdings.

4.3 Expenses. Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of the Executive’s duties hereunder and in accordance with Company’s policies.

4.4 Vacation. Executive shall be entitled to two (2) weeks of paid vacation during each calendar year, to be taken during such calendar year at times selected by Executive, as well as paid holidays and personal days according to Company policy in effect from time to time.

4.5 Benefits. During the Term of this Agreement, Executive shall be eligible to participate in each of Company’s existing or future benefit plans, policies or arrangements maintained by Company and made available to employees generally, as well as all such existing or future benefit plans, policies or arrangements maintained by Company for the benefit of executives. Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise effect the terms of this Agreement.

5. Termination.

5.1 Termination by Company for Cause. Company may terminate Executive’s employment and this Agreement at any time during the Term for Cause, effective immediately upon written notice to Executive of such termination. For purposes of this Section 5.1, “Cause” shall mean a good faith finding by the Board of the following: (i) a willful failure or refusal on Executive’s part to perform Executive’s duties under this Agreement or to carry out the lawful directions of the Board; (ii) gross misconduct, willful dishonesty, theft, embezzlement or fraud on Executive’s part against Company or its subsidiaries or affiliates or in connection with Executive’s employment having the effect of materially injuring the business of the Company; (iii) conviction of or plea of nolo contendere to a felony involving moral turpitude, fraud, theft, or dishonesty; (iv) breach of any non-competition, confidentiality or non-solicitation agreement with Company or any subsidiary or affiliate thereof; or (iv) material breach of any provision of this Agreement by Executive and failure to cure such breach within thirty (30) days after the receipt of written notice of such breach from Company. For purposes of this Section, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company (or any act which the Executive omits to do because of the Executive’s reasonable belief that such act would violate law or the Company’s standards of ethical conduct in its corporate policies) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause unless and until (A) within a reasonable period of time prior to the Board meeting at which the Board will determine whether Cause exists, the Executive is provided written notice of such meeting and, unless prohibited by law, a reasonable opportunity to review prior to such meeting all information to be presented to the Board with respect to whether Cause exists, (B) the Executive is afforded the opportunity, together with counsel for the Executive, to be heard before the Board, (C) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose finding that, in the good faith opinion of the Board, the Executive committed the conduct that constitutes Cause and specifying the particulars thereof in detail, and (D) if the conduct or act alleged to provide grounds for the Executive’s termination for Cause is curable in the discretion of the Board, the Executive has not cured such conduct within thirty (30) days from the date of receiving a copy of the resolution adopted by the Board.

5.2 Termination by Company Without Cause. Company may terminate Executive’s employment and this Agreement without Cause upon ninety (90) days’ prior written notice to Executive.

5.3 Termination by Executive for Good Reason. Executive may terminate his employment and this Agreement for Good Reason. A resignation for “Good Reason” shall mean a resignation by Executive of Executive’s employment following the occurrence of any of the following events:

(a) Without Executive’s written consent, the material reduction of his authorities, duties, or responsibilities;

(b) Without Executive’s written consent, a reduction by Company in the Base Salary as in effect immediately prior to such reduction;

(c) Without Executive’s written consent, a requirement by Company that Executive relocate his office to a location more than fifty (50) miles from its then-current location; or

(d) Without Executive’s written consent, any material breach of this Agreement by Company.

Company and Executive agree that “Good Reason” shall not exist unless and until Executive provides Company with written notice of the acts alleged to constitute Good Reason within thirty (30) days of Executive’s knowledge of the occurrence of such event, and Company fails to cure such acts within thirty (30) days of receipt of such notice. Executive must terminate employment within ninety (90) days following the expiration of such cure period for the termination to be on account of Good Reason.

5.4 Death. Executive’s employment and this Agreement shall automatically terminate upon Executive’s death.

5.5 Disability. If Executive becomes physically or mentally disabled so as to become unable for a period of more than three consecutive months or for shorter periods aggregating at least six months during any twelve-month period to perform Executive’s duties hereunder on a substantially full-time basis, Executive’s employment will terminate as of the end of such three-month or six-month period as applicable, and this shall be considered a “disability” under this Agreement. Such termination shall not affect Executive’s benefits under Company’s disability insurance program, if any, then in effect.

6. Severance.

6.1 In the event of a termination of Executive’s employment by Company for Cause, by Executive without Good Reason, or due to the expiration of the Term, Executive shall be entitled to (i) his Base Salary earned but unpaid through and including the date of the termination of his employment and (ii) any benefits or payments to which Executive is entitled under any Company plan, program, agreement, or policy (collectively, “Accrued Amounts”). Payment of Accrued Amounts shall be made promptly in accordance with the Company’s prevailing practice with respect to clause (i), or, with respect to clause (ii), pursuant to the terms of the benefit plan or practice establishing such benefits.

6.2 In the event Executive’s employment is terminated (i) by Company without Cause, (ii) by Executive for Good Reason, or (iii) as a result of Executive’s death or disability (as defined above) during the Term, Executive shall be entitled to the Accrued Amounts and, Executive shall be entitled to receive, and Company shall be obligated to immediately vest all outstanding equity awards granted to Executive. For avoidance of doubt, Executive shall not be entitled to any severance benefits pursuant to this Section 6.2 if his employment is terminated by Company for Cause, by Executive without Good Reason or as a result of the expiration of the Term.

6.3 For purposes of this Agreement, a “Change in Control” shall mean:

(i) any one person, or more than one person acting as a group, acquires ownership of common stock of the Company that, together with common stock held by such person or group, possesses more than 50% of the total fair market value or total voting power of the common stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional common stock by the same person or persons will not be considered a Change in Control under this Agreement. Notwithstanding the foregoing, an increase in the percentage of common stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its common stock in exchange for property will be treated as an acquisition of common stock of the Company for purposes of this clause (i);

(ii) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as a Change in Control under this:

(A) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer);

(B) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company; or

(D) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

6.4 As an additional prerequisite for receipt of the severance benefits described in this section, the Executive must execute, deliver to the Company, and not revoke (to the extent the Executive is allowed to do so) a Release (“Release”) within forty-five (45) days of the date of the Executive’s termination of employment. “Release” shall mean a release of all claims that the Executive has or may have against the Company, its board of directors, any of its subsidiaries or affiliates, or any of their employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, arising out of the Executive’s employment with, and termination of employment from, the Company, but excluding claims for (i) any and all payments due pursuant to this Agreement, (ii) any and all rights the Executive has to be indemnified and held harmless as an executive of the Company under law, the Company’s charter, bylaws, or other governing instruments or this Agreement, and related rights as an insured under any insurance policies obtained by the Company in connection therewith, and (iii) any and all rights the Executive may have in a capacity other than as an employee, officer, or director. The Release shall be in a form that is reasonably acceptable to the Company or the Board and shall be delivered within three (3) business days of the date of Executive’s termination.

7. Non-Competition. Executive acknowledges that Executive’s employment with Company will enable Executive to obtain, among other things, knowledge associated with Company’s and its affiliates’ businesses and will also enable Executive to form certain relationships with individuals and entities with which Company or any of its affiliates furnish its products and/or services. Executive further acknowledges that the substantial relationships with prospective and existing customers, goodwill and other valuable proprietary interests of Company or its affiliates will cause Company to suffer irreparable and continuing damage in the event Executive competes or assists others in competing with Company or its affiliates during Executive’s employment and within two (2) years subsequent to the termination of Executive’s employment for any reason whatsoever (the “Restrictive Period”). Therefore, Executive agrees that during Executive’s employment and for a period of two (2) years thereafter, Executive will not, without the prior written consent of Company, which consent may be withheld by Company in its sole and absolute discretion, be employed directly or indirectly by a competitor of Company or its affiliates, or otherwise engage directly or indirectly in any conduct, activity, or business that competes with the business of Company or its affiliates; provided, however, that Executive shall be permitted to invest in common stock of other publicly traded entities (including those that compete with the Company or its affiliates) so long as Executive’s beneficial ownership in any such entity does not exceed 5% of the total fully diluted value of any such entity. The phrase “directly or indirectly” shall include either as an individual or as a partner, joint venturer, employee, agent, executive, independent contractor, consultant, officer, director, stockholder, investor or otherwise. Executive further acknowledges that the severance benefits described in Section 6.2 above constitutes fair and adequate consideration for Executive’s agreement not to engage in such conduct during the Restrictive Period. The geographic scope of the non-competition obligations of this paragraph includes anywhere in the world where Company and its affiliates engage in business or otherwise market or sell their products or services (“Restricted Area”).

8. Non-Solicitation. Executive acknowledges that, because of Executive’s responsibilities at Company, Executive has developed and will help to develop, and has been exposed to, Company’s and its affiliates’ business strategies, information on customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this Agreement would be extremely difficult to detect or prove. For purposes of this Agreement, “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, data or any other proprietary information pertaining to any business of Company or any of its affiliates or any of their respective clients, customers or consultants, licensees or affiliates. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, ideas, improvements, discoveries, trade secrets, processes, data, programs, source code, web site designs, web site processes, knowledge, know-how, designs, techniques, formulas, test data, computer code, complaints, complaint processes and analysis, security procedures and processes, passwords, user ids, customer information, affiliate information, customer lists, affiliate lists, other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law, and whether or not conceived or prepared by Executive, either alone or jointly with others (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products and services, marketing plans and strategies, merchandising and selling, business plans, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and financial statements, licenses, prices and costs, suppliers and customers; and (c) identity, requirements, preferences, practices and methods of doing business of specific parties with whom Company or any of its affiliates transacts business, and information regarding the skills and compensation of other employees of Company or any of its affiliates and independent contractors performing services for Company or any of its affiliates. Executive also acknowledges that Company’s and its affiliates’ relationships with their employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Executive agrees as follows:

(a) Executive shall not, during the Term and for a period of 12 months thereafter, directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee or independent contractor of Company or its affiliates to leave Company or any of its affiliates or terminate his or her employment with Company or any of its affiliates, or employ or engage any such officer, director, employee or independent contractor who is so employed or engaged by Company or any of its affiliates at the time of Executive’s termination of employment or was employed or engaged within the six month period prior thereto.

(b) Executive shall not during the Term and for a period of 24 months thereafter, directly or indirectly, for the purpose of selling products or services competitive with Company or any of its affiliates, solicit or contact any actual or prospective customer, client or business contact of Company or any of its affiliates for the purpose of doing business with such persons or entities which could harm the business relationship between Company and such persons and/or entities or could cause such persons or entities to terminate their services or decrease their obligations to or volume of business conducted with Company or any of its affiliates.

9. Confidentiality. During and following the period of Executive’s employment with Company, Executive will not use for Executive’s own benefit or for the benefit of others, or divulge to others, any Proprietary Information, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of Company or its affiliates and which was acquired by Executive at any time prior to or during the Term of Executive’s employment with Company, except as required in the performance of Executive’s duties hereunder or pursuant to applicable law or with the specific prior written consent of Company.

10. Work Product. Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of Company and its affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of Company and its affiliates, and all existing or future products or services of the Company , which are conceived, developed or made by Executive (alone or with others) during the term of this Agreement (“Work Product”) belong to Company. Executive will cooperate fully in the establishment and maintenance of all rights of Company and its affiliates in such Work Product. In addition, Executive hereby assigns all of his rights, title and interest in and to any and all Work Product to Company or any successor-in-interest without further consideration. The provisions of this Section 10 will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by Executive after the termination of the Agreement with respect to Work Product created during the Term of this Agreement.

11. Enforcement. The Parties agree and acknowledge that the restrictions contained in Sections 7, 8, 9 and 10 are reasonable in scope and duration and are necessary to protect Company or any of its affiliates and are deemed to be independent from any obligations owed by the Company to Executive. If any covenant or agreement contained in such Sections is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. Executive agrees and acknowledges that the breach of such Sections will cause irreparable injury to Company or any of its affiliates and upon the breach of any provision of such Sections, Company or any of its affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which Company or any of its affiliates may have (including, without limitation, the right to seek monetary damages).

12. Administration/Other Agreements. Notwithstanding anything contained in this Agreement to the contrary, Executive acknowledges and agrees that the Board, in its sole and absolute discretion, shall administer this Agreement in a manner that complies Section 409A of the Code, as more specifically set forth in Section 16 hereof.

13. Section 280G. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 13, such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 13 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 13 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

14. Representations. Executive hereby represents and warrants to Company that the execution, delivery and full performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

15. Miscellaneous.

15.1 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, if sent by e-mail or facsimile to the most recent such e-mail address or facsimile on file, or if delivered by by first class registered or certified mail, return receipt requested, addressed to Company and to Executive at their respective addresses set forth in the first paragraph of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to be given on the day delivered, if personally delivered or if sent by e-mail or facsimile, or on the third day after the mailing if mailed.

15.2 Parties in Interest. No party shall assign this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

15.3 Further Assurances. From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

15.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

15.5 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be considered originals for all purposes.

15.6 Severability. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties’ intention. The provisions of Sections 7, 8, 9 and 10 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or Executive’s relationship with Company.

15.7 Entire Agreement; Modification; Waiver. Except as otherwise specifically contemplated herein, this Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.

15.8 No Set Off; No Mitigation. The Company’s obligation to pay the Executive the amounts and to provide the benefits hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company. Further, the Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

16. Section 409A Compliance. It is intended that all benefits and compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Code Section 409A (and any legally binding guidance promulgated under Code Section 409A, including, without limitation, the Final Treasury Regulations), and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision. In accordance with the foregoing, Executive shall not have a legally binding right to any distribution made to Executive in error. Notwithstanding the foregoing, in no event will any of Company, its parent, its or their respective subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of the form of this Agreement to be exempt from or comply with Code Section 409A and none of the foregoing guarantees that the form of this Agreement is exempt from or complies with Code Section 409A. For all purposes under Code Section 409A, Executive’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company. A “termination of employment” under this Agreement shall mean a “separation from service” under Code Section 409A and Final Treasury Regulation 1.409A-1(h) and the default presumptions thereof. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

17. Indemnification.

17.1 With respect to the Executive’s acts or failures to act during his employment in his capacity as an officer, employee or agent of the Company or any of its affiliates, the Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any) on the same basis as other executives of the Company. Executive shall be fully indemnified by Company, and Company shall pay Executive’s related expenses (including attorneys’ fees and expert costs) when and as incurred, all to the fullest extent permitted by law. Notwithstanding the foregoing, Executive shall not be entitled to any indemnification if a final judgment or other final adjudication establishes that any act or omission of Executive was material to the cause of action so adjudicated and that such act or omission constituted: (a) a criminal violation, unless Executive had reasonable cause to believe that Executive’s conduct was lawful or had no reasonable cause to believe that such conduct was unlawful, (b) a transaction from which Executive personally derived an improper financial benefit that was not disclosed to the Company, or (c) willful misconduct or a conscious and reckless disregard for the best interests of the Company. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not of itself, create a presumption that the Executive had no reasonable cause to believe that his conduct was lawful. The indemnification provided in this Paragraph shall not be deemed exclusive and shall be in addition to any other indemnification rights and/or remedies to which the Executive might be entitled to under the law, another agreement or otherwise.

17.2 Any legal fees and expenses incurred by the Executive shall be paid by the Company in advance of the final disposition of any such suit, action or proceeding. The advancement of legal fees and expenses must be timely paid by the Company directly to the Executive’s attorneys or other vendors within thirty (30) days of having received an invoice from an attorney or vendor and shall be based on the following conditions:

(a) The Company will not be provided with detailed invoices regarding the legal fees and expenses incurred by the Executive. With respect to legal fees, any invoice provided to the Company will only include the number of hours worked by each attorney, the hourly billable rate for each attorney and a general description of the work being performed during each month. With respect to vendors, including but not limited to experts, the Company shall not be entitled to the names of any vendor but only a general description of the work being performed by the vendor during each month. Any invoices submitted to the Company will not include any information that the Executive’s attorneys consider in their sole discretion to be confidential, including but not limited to information protected by the attorney-client privilege and/or the work product privilege. The Company agrees that any information provided by the Executive regarding legal fees and expenses shall be kept strictly confidential and shall not be disclosed without the Executive’s written consent;

(b) The Executive will be entitled to receive advances until the Executive has exhausted every right to appeal. The Company will be required to pay the full expenses associated with “fees on fees” in the event the Executive is required to enforce the indemnification rights contained in this Paragraph 17;

(c) The indemnification and advancement obligations contained within this Paragraphs 17 shall apply to any civil, administrative, or criminal suit, action or proceeding, regardless of whether such suit, action or proceeding occurs in a court, administrative, or arbitral forum; and

(d) The advancement obligations shall apply even if the Company institutes a suit, action or proceeding against the Executive, including but not limited to any shareholders’ derivative action.

18. Attorney Fees; Prevailing Party. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may incur as a result of any action, suit, or proceeding in which the Executive is the prevailing party regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the Prime Rate, compounded quarterly. Invoices for such legal fees and expenses shall be in the form set forth in Section 17.3, above.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IDI, INC.

By:	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Co-CEO

EXECUTIVE:

/s/ Michael Brauser
MICHAEL BRAUSER

[Signature Page to Michael Brauser Employment Agreement]

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